Exhibit 99.1

LF Capital Acquisition Corp. Announces Resignation of CEO

and Appointment of Successors

NEW YORK, July 28, 2020 — LF Capital Acquisition Corp. (the "Company") today announced that Mr. Philippe De Backer has resigned as Chief Executive Officer and director of the Company, effective July 22, 2020. The Board of Directors has appointed Mr. Scott Reed, who currently serves as the Company’s President and Chief Financial Officer, to succeed Mr. De Becker as Chief Executive Officer and Mr. Alberto Bianchinotti to succeed Mr. Reed as the Company’s Chief Financial Officer.

About LF Capital Acquisition Corp.

LF Capital Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company is not limited to a particular industry or geographic region for purposes of consummating a business combination, the Company intends to capitalize on the ability of its management team to focus its search for a target business in the commercial banking and financial technology industries.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's filings with the Securities and Exchange Commission (the “SEC”). Copies of the Company’s SEC filings are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Scott Reed

sreed@lfcapital.co

(214) 740-6112